Exhibit 23.2

Grant Thornton AG | Postfach 30 10 24 | 40410 Düsseldorf

Next.e.GO Mobile SE Mr. Eelco van der Leij Chief Financial Officer Lilienthalstraße 1 52068 Aachen	Grant Thornton AG Wirtschaftsprüfungsgesellschaft Johannstraße 39 40476 Düsseldorf

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 9, 2023 with respect to the consolidated financial statements of Next.e.GO Mobile SE contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

March 13, 2023

Board of Directors	WP/StB Dipl.-Kfm. Michael Häger (Chairman) | WP/StB Prof. Dr. Gernot Hebestreit | WP/StB Dr. Frank Hülsberg RA/StB Dr. Jan Merzrath | WP/StB Prof. Dr. Heike Wieland-Blöse
Supervisory Board	WP/StB Dipl.-Kfm. Joachim Riese (Chairman) | WP/StB Prof. Dr. Martin Jonas (Deputy Chairman)
Registered office	Düsseldorf | Commercial Register: Düsseldorf Local Court HR B 62734 | VAT ID number DE 811137269
Other offices	Berlin | Dresden | Frankfurt a. M. | Hamburg | Leipzig | München | Niederrhein | Rostock | Stuttgart | Wiesbaden German member firm of Grant Thornton International Ltd
Bank details	Deutsche Bank AG Düsseldorf	| IBAN DE45 3007 0010 0549 4380 00 | BIC (SWIFT CODE) DEUTDEDD
	Stadtsparkasse Düsseldorf	| IBAN DE22 3005 0110 0067 0490 31 | BIC (SWIFT CODE) DUSSDEDD
	HypoVereinsbank AG Düsseldorf	| IBAN DE10 3022 0190 0031 7871 57 | BIC (SWIFT CODE) HYVEDEMM414

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